UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 29, 2007
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of incorporation)	(Commission File Number )	(I.R.S. Employer Identification No.)

20200 Sunburst Street, Chatsworth, California	91311
(Address of principal executive offices)	(Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 29, 2007, North American Scientific, Inc., a Delaware corporation, and its wholly-owned subsidiary, North American Scientific, Inc., a California corporation (collectively, the “Company”), entered into a Sixth Amendment and Forbearance to its Loan and Security Agreement with Silicon Valley Bank (the “Bank”). The Amendment includes: (i) an extension of the maturity date of the Loan Agreement to November 20, 2007, and an extension of the maturity date of the Bridge Loan Sublimit to the earlier of November 20, 2007 or the date the Company closes a private investment public equity transaction, (ii) a forbearance by the Bank from exercising its rights and remedies against the Company, until such time as the Bank determines in its discretion to cease such forbearance, due to the defaults under the Loan Agreement resulting from the Company failing to comply with the tangible net worth covenant in the Loan Agreement as of July 31, 2007, August 31, 2007 and September 30, 2007, and (iii) a consent to the Company’s issuing up to $500,000 in unsecured subordinated debt to Mr. John Friede, or an entity owned or controlled by Mr. Friede. Mr. Friede is a director and a significant stockholder of the Company.

On October 30, 2007, North American Scientific, Inc., a Delaware corporation, (the “Company”), entered into a Loan Agreement with Mr. Friede (the “Lender”). Subject to the terms of the Loan Agreement, the Lender agrees to loan the Company $500,000 in two installments of $250,000 each. The loan is unsecured and subordinated to the loan agreements with Silicon Valley Bank and Agility Capital. In connection with the Loan Agreement, the Company agreed to issue to the Lender a warrant to purchase shares of the Company’s common stock at an exercise price per share of $200,000 divided by the Exercise Price, which is the per share closing price of the Company’s common stock on the trading day before the issuance of the warrant.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

Exhibit 99.1	Press release dated November 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: November 2, 2007	By:	/s/ John B. Rush
Name: John B. Rush
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press release dated November 2, 2007.